Exhibit (d24)

Execution copy

Money Manager Agreement

This agreement (the “Money Manager Agreement”) is between TIFF Investment Program (“TIP”), a Delaware statutory trust, for its TIFF Multi-Asset Fund (the “Fund”), and SandPointe Asset Management, LLC (the “Manager”), a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and is effective as of October 27, 2017 (the “Effective Date”).

Recitals

TIP is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

TIP wishes to retain the Manager to render advisory services to the Fund and the Manager is willing to render those services.

The parties therefore agree as follows:

1.	Managed Assets

The Manager will provide investment management services with respect to assets placed with the Manager on behalf of the Fund from time to time. Such assets, as changed by investment, reinvestment, additions, disbursements of expenses, and withdrawals, are referred to in this Agreement as the “Managed Assets.” The Fund may make additions to or withdraw all or any portion of the Managed Assets from this management arrangement at any time.

2.	Appointment and Powers of Manager; Investment Approach

(a)       Appointment. TIP, acting on behalf of the Fund, hereby appoints the Manager to manage the Managed Assets for the period and on the terms set forth in this Agreement. The Manager hereby accepts this appointment and agrees to render the services herein described in accordance with the requirements described in Section 3(a).

(b)       Powers. Subject to the supervision of the board of trustees of TIP and subject to the supervision of TIFF Advisory Services, Inc. (“TAS”) as Investment Adviser to the Fund, the Manager shall direct investment of the Managed Assets in accordance with the requirements of Section 3(a). TIP, acting on behalf of the Fund, grants the Manager authority to:

(i)	acquire (by purchase, exchange, subscription, or otherwise), hold, and dispose of (by sale, exchange, or otherwise) securities, futures contracts, and other investments and provide the necessary instructions on behalf of the Fund to brokers and custodians to effect the transactions;

(ii)	determine what portion of the Managed Assets will be held uninvested; and

(iii)	enter into such agreements and make such representations (including representations regarding the purchase of securities and other instruments for investment) as may be necessary or proper in connection with the performance by the Manager of its duties hereunder.

SandPointe Money Manager Agreement

(c)       Power of Attorney. To enable the Manager to exercise fully the discretion granted hereunder, TIP appoints the Manager as its attorney-in-fact to invest, sell, and reinvest the Managed Assets as fully as TIP itself could do. The Manager hereby accepts this appointment.

(d)       Voting. The Manager shall be authorized to vote on behalf of the Fund any proxies relating to the Managed Assets, provided, however, that the Manager shall comply with any instructions received from the Fund as to the voting of securities and handling of proxies.

(e)      Independent Contractor. Except as expressly authorized herein, the Manager shall for all purposes be deemed to be an independent contractor and shall have no authority to act for or to represent TIP, the Fund, or TAS in any way, or otherwise to be an agent of any of them.

(f)       Reporting. The Manager shall furnish to TIP upon reasonable request such information that TIP may reasonably require to complete documents, reports, or regulatory filings.

3.	Requirements; Duties

(a)       Requirements. In performing services for the Fund and otherwise discharging its obligations under this Agreement, the Manager shall act in conformity with the following requirements (the “Requirements”):

(i)	the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations which apply to the Manager in conjunction with performing services for the Fund, if any;

(ii)	TIP’s Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A as filed with the Securities and Exchange Commission relating to the Fund and the shares of beneficial interest in the Fund, as such Registration Statement may be amended from time to time (the “Registration Statement”);

(iii)	the Manager’s Investment Guidelines, which may be amended from time to time through mutual agreement by TAS and the Manager in writing;

(iv)	written instructions and directions of the board of trustees of TIP; and

(v)	written instructions and directions of TAS.

(b)       Responsibility with Respect to Actions of Others. TIP may place the investment portfolio of each of its funds, including the Fund, with one or more investment managers. To the extent the applicability of, or conformity with, the Requirements depends upon investments made by, or activity of, the managers other than the Manager, the Manager agrees to comply with such Requirements: (i) to the extent that such compliance is within the Manager’s Investment Guidelines; and (ii) to the extent that the Manager is provided with information sufficient to ascertain the applicability of such Requirements. If it appears to the Fund at any time that the Fund may not be in compliance with any Requirement and the Fund or TAS so notifies the Manager, the Manager shall promptly take such actions not inconsistent with applicable law or regulation as the Fund or TAS may reasonably specify to effect compliance.

SandPointe Money Manager Agreement

(c)       Responsibility with Respect to Performance of Duties. In performing its duties under this Agreement, the Manager will act solely in the interests of the Fund and shall use reasonable care and its best judgment in matters relating to the Fund. The Manager will not deal with the Managed Assets in its own interest or for its own account.

(d)       Valuation. The Manager shall not be responsible for calculating the Net Asset Value of the Fund’s portfolio or making final decisions on the value of portfolio securities used to calculate such net asset value, but must review regularly the pricing of the Managed Assets as made available by or on behalf of the Fund. The Manager agrees to notify the Fund promptly if the Manager reasonably believes that the value of any portfolio security comprising the Managed Assets may not reflect fair value. The Manager agrees to provide upon request any pricing information of which the Manager is aware to the Fund, to TAS, or to the Fund’s administrator to assist in the determination of the fair value of any portfolio security for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Fund’s valuation procedures for the purpose of calculating the Fund’s Net Asset value in accordance with procedures and methods established by the board of trustees of TIP.

4.	Recordkeeping and Reporting

(a)       Records. The Manager shall maintain proper and complete records relating to the furnishing of investment management services under this Agreement, including records with respect to the securities transactions for the Managed Assets required by Rule 31a-1 under the 1940 Act. All records maintained pursuant to this Agreement shall be subject to examination by the Fund and by persons authorized by it during reasonable business hours upon reasonable notice. Records required by Rule 31a-1 maintained as specified above shall be the property of the Fund; the Manager will preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act and shall surrender such records promptly at the Fund's request. Upon termination of this Agreement, the Manager shall promptly return records that are the Fund's property and, upon demand, shall make and deliver to the Fund true and complete and legible copies of such other records maintained as required by this Section 4(a) as the Fund may request. The Manager may retain copies of records furnished to the Fund.

(b)       Reports to Custodian. The Manager shall provide to the Fund's custodian and to the Fund, on each business day, information relating to all transactions concerning the Managed Assets.

(c)       Other Reports. The Manager shall render to the board of trustees of TIP and to TAS such periodic and special reports as the board or TAS may reasonably request.

SandPointe Money Manager Agreement

5.	Purchase and Sale of Securities

(a)       Selection of Brokers. The Manager shall place all orders for the purchase and sale of securities and/or futures contracts on behalf of the Fund with brokers or dealers selected by the Manager in conformity with the policy respecting brokerage set forth in the Registration Statement. Neither the Manager nor any of its officers, employees, nor any of its "affiliated persons," as defined in the 1940 Act, will act as principal with respect to the Managed Assets nor will the Manager execute any portfolio transactions for the Managed Assets with a broker or dealer which is (i) an affiliated person of the Fund; (ii) principal underwriter of the Fund's shares; or (iii) an affiliated person of  such an affiliated person, unless such transactions are: (a) exempt under applicable law or regulation, including under Rule 10f-3(b) or Rule 17a-10; (b) exempt under applicable law or regulation and executed in accordance with the Fund’s procedures adopted thereunder, including the exemptions provided by Rule 10f-3(c) or Rule 17a-7, and the Fund’s Rule 10f-3 procedures or Rule 17a-7 procedures, as the case may be; or (c) executed in accordance applicable law or regulation and executed in accordance with the Fund’s procedures adopted thereunder, including Rule 17e-1 and the Fund's Rule 17e-1 procedures. TIP agrees that it will provide the Manager with a written list of such brokers and dealers and will, from time to time, update such list as necessary.  The Manager agrees that it will provide TIP or TAS with a written list of brokers and dealers that are affiliates of the Manager and will, from time to time, update such list as necessary.

In placing such orders, the Manager will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances and in accordance with applicable law. In evaluating the terms available for executing particular transactions for the Fund and in selecting broker-dealers to execute such transactions, the Manager may consider, in addition to commission cost and execution capabilities, those factors that it deems relevant, such as the financial stability and reputation of broker-dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by such broker-dealers. The Manager is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if the Manager determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer in discharging responsibilities with respect to the Fund or to other client accounts as to which it exercises investment discretion.

(b)       Aggregating Orders. On occasions when the Manager deems the purchase or sale of a security or futures contract to be in the best interest of the Fund as well as other advisory clients of the Manager, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities and/or futures contracts to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities and/or futures contracts so purchased or sold, as well as the expense incurred in the transaction, will be made by the Manager in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and its other clients.

6.	Management Fees; Expenses

(a)       Management Fees. Schedule I attached hereto sets out the fees to be paid by the Fund to the Manager no later than the last day of the month immediately following the end of the period to which the fee relates. The Manager represents that the fee schedules set forth in this Agreement are not higher than any fee schedule in effect for clients that share a substantially similar investment mandate to that implemented for the Fund. The Manager agrees that if it subsequently agrees to a fee schedule that is lower than the fee schedules offered to the Fund for a client with a substantially similar investment mandate, the Manager will promptly offer the lower fee schedule to the Fund and work with the Fund to implement such lower fee schedule promptly if accepted by the Fund.

SandPointe Money Manager Agreement

(b)       Expenses. The Manager shall furnish at its own expense all of its own office facilities, equipment and supplies, and shall perform at its own expense all routine and recurring functions necessary to render the services required under this Agreement including administrative, bookkeeping and accounting, clerical, statistical, and correspondence functions. The Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, (i) custodial fees for the Managed Assets, (ii) brokerage commissions, issue and transfer taxes and other costs of securities transactions to which the Fund is a party, including any portion of such commissions attributable to research and brokerage services; and (iii) interest and taxes, if any, payable by the Fund. In addition, the Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, such non-recurring special out-of-pocket costs and expenses as may be authorized in advance by the Fund.

7.	Non-Exclusivity of Services

The Manager is free to act for its own account and to provide investment management services and advice to others. The Fund acknowledges that the Manager and its affiliates, officers and employees, and the Manager's other clients, may at any time have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired or disposed of under this Agreement for the Fund. Neither the Manager nor any of its officers or employees shall have any obligation to effect a transaction under this Agreement simply because such a transaction is effected for his or its own account or for the account of another client. The Fund agrees that the Manager may refrain from providing any advice or services concerning securities of companies for which any officers, directors, partners or employees of the Manager or any of the Manager’s affiliates act as financial adviser, investment manager or in any capacity that the Manager deems confidential, unless the Manager determines in its sole discretion that it may appropriately do so. The Fund appreciates that, for good commercial and legal reasons, material nonpublic information which becomes available to affiliates of the Manager through these relationships cannot be passed on to Fund and that the Manager may be restricted from trading the securities of issuers about which it is in possession of material nonpublic information.

8.	Liability

The Manager shall not be liable to the Fund, TIP, or TAS for any error of judgment, but the Manager shall be liable to the Fund for any loss resulting from willful misfeasance, bad faith, or gross negligence by the Manager in providing services under this Agreement or from reckless disregard by the Manager of its obligations and duties under this Agreement. Nothing in this Agreement shall constitute a waiver or limitation of any rights that the Fund, TIP, or TAS may have under applicable state or federal laws.

9.	Representations

(a)       The Manager hereby represents to the Fund that the Manager is registered as an investment adviser under the Advisers Act, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of the Manager has been duly authorized and, upon execution and delivery, this Agreement will be binding upon the Manager in accordance with its terms.

SandPointe Money Manager Agreement

(b)       The Manager represents that it is in material compliance with all applicable laws, both federal and state.

(c)       TIP hereby represents to the Manager that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of the Fund has been duly authorized and, upon execution and delivery, this Agreement will be binding upon TIP in accordance with its terms.

(d)       TIP acknowledges receipt of Parts 2A and B of the Manager’s Form ADV and Commodity Trading Advisor (CTA) Disclosure Document (if applicable).

(e)        TIP represents that TIP and the Fund are in material compliance with all applicable laws and regulations, both federal and state.

10.	Term

This Agreement shall continue in effect for a period of two (2) years from the date hereof and shall thereafter be automatically renewed for successive periods of one (1) year each, provided such renewals are specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated without the payment of any penalty, by (a) the Fund, if a decision to terminate is made by the board of trustees of TIP or by a vote of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act), or (b) the Manager, in each case with at least 30 days' written notice from the terminating party and on the date specified in the notice of termination.

The rights and obligations that are provided in section (f) of Paragraph 2, Paragraph 8 and Paragraph 16 shall survive the cancellation, expiration, or termination of this Agreement.

This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

11.	Amendment

Except as otherwise provided in this Agreement, this Agreement may be amended by mutual consent, but the consent of the Fund must be approved in conformity with the requirements of the 1940 Act and any order of the Securities and Exchange Commission that may address the applicability of such requirements in the case of the Fund. Any such amendment must be in writing and signed by each party.

SandPointe Money Manager Agreement

12.	Notices

Notices or other communications required to be given pursuant to this Agreement shall be deemed duly given when delivered electronically, in writing, or sent by fax or three business days after mailing registered mail postage prepaid as follows:

Fund:	TIFF Investment Program
c/o TIFF Advisory Services, Inc.
Attn: General Counsel
170 N. Radnor Chester Road, Suite 300
Radnor, PA 19087
Fax: 610-684-8080
Email: miops@tiff.org with a copy to legal@tiff.org

Manager:	SandPointe Asset Management, LLC
Attn: General Counsel
777 South Flagler Drive
West Tower, Suite 1800
West Palm Beach, Florida 33401
Fax: 561-655-9157
Email: mbmillman@sandpointe.com with a copy to vbubnow@sandpointe.com

Each party may change its address by giving notice as herein required.

13.	Sole Instrument

This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations, or representations not expressly set forth in this Agreement are of no force or effect.

14.	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

15.	Applicable Law

This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws. Nothing herein shall be construed to require either party to do anything in violation of any applicable law or regulation.

16.	Confidential Information

Any information or recommendations supplied by any party to this Agreement, which are not otherwise in the public domain or previously known to another party in connection with the performance of obligations hereunder, including securities, futures contracts, or other assets held or to be acquired by the Fund, transactions in securities, futures contracts, or other assets effected or to be effected on behalf of the Fund, or financial information or any other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”).

SandPointe Money Manager Agreement

No party may use or disclose to others Confidential Information about the other party, except solely for the legitimate business purposes of the Fund for which the Confidential Information was provided if such disclosure is made in compliance with TIP’s procedures on the disclosure of portfolio holdings, when applicable; as may be required by applicable law or rule or compelled by judicial or regulatory authority having competent jurisdiction over the party; or as specifically agreed to in writing by the other party to which the Confidential Information pertains. Further, no party may trade in any securities issued by another party while in possession of material non-public information about that party. Lastly, the Manager may not consult with any other money managers for the Fund about transactions in securities, futures contracts, or other assets of the Fund, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund. Nothing in this Agreement shall be construed to prevent the Manager from lawfully giving other entities investment advice about, or trading on their behalf in, shares issued by the Fund or securities or other assets held or to be acquired by the Fund.

In witness whereof, the parties hereto execute this Agreement on and make it effective on the Effective Date specified in the first paragraph of this Agreement.

TIFF Investment Program	SandPointe Asset Management, LLC
on behalf of the Fund

/s/ Robert J. Zion	/s/ Dennis Hammond
Signature	Signature

Robert J. Zion, VP & COO	Dennis Hammond, CEO
Print Name/Title	Print Name/Title

SandPointe Money Manager Agreement

Schedule I

to the Money Manager Agreement (the “Agreement”)

Dated as of October 27, 2017

between

SandPointe Asset Management, LLC (the “Manager”) and

TIFF Investment Program for its TIFF Multi-Asset Fund] (the “Fund”)

Fee Calculation

As compensation for the services performed and the facilities and personnel provided by the Manager for TIFF Multi-Asset Fund pursuant to the Agreement, the Fund will pay the Manager (i) an asset based fee (the “Investment Management Fee”) plus (ii) a performance based fee (the “Performance Based Fee”), each as described below.

Calculation and Payment of Investment Management Fee: The Fund shall pay the Manager an asset based fee of 70 basis points (0.70%) per annum, calculated monthly as of the last day of the calendar month based on the average daily net assets (gross of expenses except custodian transaction charges and Investment Management and Performance Based Fees paid) of the Managed Assets for the month to which the fee relates, computed as described in the Fund’s registration statement. The Investment Management Fee will be paid no later than the last day of the month immediately following the end of the month to which the fee relates and will be prorated for any period that is less than a full calendar month. The Investment Management Fee will be paid from the Managed Assets, except for those fees payable after a complete withdrawal of the Managed Assets, which will be paid out of other Fund assets. For the avoidance of doubt, the net asset value used for purposes of calculating the Investment Management Fee shall not be reduced by any Investment Management or Performance Based Fees not yet paid to the Manager.

Calculation and Payment of Performance Based Fee: For each Tranche, the Fund shall pay a Performance Based Fee to the Manager as of the end of each Calculation Period equal to 12.50% of the amount, if any, by which the net asset value of the Managed Assets attributable to that Tranche at the end of the Calculation Period exceeds the Hurdle Return (the “Outperformance”) provided, however, that in the event of a withdrawal of all or a portion of a Tranche on a date other than December 31, the Performance Based Fee pertaining to such withdrawn assets shall be determined immediately prior to such withdrawal and will be equal to 12.50% of the Outperformance multiplied by the Withdrawal Percentage. Performance Based Fees shall be paid from the applicable Tranche. If the Fund does not experience Outperformance in a given Calculation Period, no Performance Based Fee will be due unless the Fund experiences Outperformance in a subsequent Calculation Period. Performance Based Fees shall be payable in arrears no later than the last day of the month that follows the last calendar month of the Calculation Period. Performance Based Fees and payment thereof shall be calculated separately for each Tranche.

SandPointe Money Manager Agreement

Reduction in Investment Management Fee Based on Aggregate Strategy Assets. The Investment Management Fee shall be reduced under the following circumstances:

If at the start of any calendar month the assets invested in the SandPointe All-Seasons Strategy (the “Strategy”), irrespective of source and not limited to TIFF or TIP assets, exceed $300,000,000, in the aggregate, the asset based fee rate used to calculate the Investment Management Fee shall be reduced to 20 basis points (0.20%) per annum, which reduced rate will apply to the fee calculation related to that calendar month and each subsequent calendar month. For the avoidance of doubt, once the asset based fee rate is reduced, the reduced rate shall be effective indefinitely, irrespective of subsequent market movements or withdrawal of Strategy assets. Further, as Aggregate Strategy Assets increase, the Manager will monitor certain fixed costs related to the Strategy (e.g., data subscription expenses) and consider in good faith appropriate reductions in the asset based fee rate.

Implementation of Adjusted Hurdle Rate Based on Aggregate Strategy Assets. The Performance Based Fee shall become subject to the Adjusted Hurdle Rate under the following circumstances:

a.       If at the start of any calendar month the assets invested in the Strategy, irrespective of source and not limited to TIFF or TIP assets, exceed $300,000,000, in the aggregate (the “Adjusted Hurdle Threshold”), the Performance Based Fee shall become subject to the “Adjusted Hurdle Rate,” as defined below. As of the last day of the Calculation Period prior to which the Adjusted Hurdle Rate becomes applicable, a Performance Based Fee will be calculated based on the Hurdle Rate (pro-rated based on the number of days in the Calculation Period out of 365) and paid to the Manager. For the avoidance of doubt, once, the Adjusted Hurdle Threshold has been reached and the Adjusted Hurdle Rate becomes applicable, the Adjusted Hurdle Rate shall be effective indefinitely, irrespective of subsequent market movements or withdrawal of Strategy assets.

b.       If at the start of any calendar month the assets invested in the Strategy, irrespective of source and not limited to TIFF or TIP assets, exceed $600,000,000, in the aggregate (the “Performance Fee Elimination Threshold”), the Performance Based Fee shall be reduced to 0.0%. As of the last day of the Calculation Period prior to which the Performance Based Fee is reduced to 0.0%, a Performance Based Fee will be calculated based on the Adjusted Hurdle Rate (pro-rated based on the number of days in the Calculation Period out of 365) and paid to the Manager. For the avoidance of doubt, once the Performance Elimination Threshold has been reached and the Performance Based Fee reduced to 0.00%, the Performance Based Fee of 0.0% shall be effective indefinitely, irrespective of subsequent market movements or withdrawal of Strategy assets.

For purposes of calculating the $300,000,000 and $600,000,000 thresholds detailed above, any third party assets invested in the Strategy at a higher net exposure than the TIFF or TIP assets will be multiplied accordingly to reflect the greater net exposure. For example, if the TIFF and TIP assets are invested with a target net exposure of 200% and a third party account is established with a target net exposure of 300%, each $1.00 invested in that third party account will be treated as $1.50 for purposes of the thresholds.

SandPointe Money Manager Agreement

Certain Defined Terms

Calculation Period: Calculation Period means the period that (a) begins on the later of (i) January 1 of any year for which compensation is to be paid pursuant to this Agreement, (ii) such date as the parties may agree in writing with respect to the initial Managed Assets, (iii) as to any subsequent Tranche (as defined below), the date of the contribution pertaining to that Tranche, or (iv) the first day of the calendar month in which the Performance Based Fee becomes subject to the Adjusted Hurdle Rate; and (b) ends on the earlier of (i) with respect to a Tranche (or portion thereof) from which a complete (or partial) withdrawal is made, the date of such withdrawal, (ii) the last day of the calendar month in which the Adjusted Hurdle Threshold is first exceeded, (iii) the last day of the calendar month in which the Performance Fee Elimination Threshold is first exceeded, or (iv) December 31 of such year, even if less than 12 full months.

Tranche: The Managed Assets initially placed with the Manager, and each additional contribution of assets that is subsequently placed with the Manager, is a separate “Tranche” of Managed Assets, for purposes of this Fee Schedule; provided, however, that at the end of any Calculation Period for which a Performance Based Fee has been paid with respect to two or more Tranches, those two (or more) Tranches and their respective High-Water Marks shall be combined into a single Tranche with a single High-Water Mark. For purposes of calculating the Performance Based Fee, withdrawals from the various Tranches will be deemed to occur on a “first-in first-out” basis, unless the Fund indicates otherwise when instructing the withdrawal. For the avoidance of doubt, the payment of fees hereunder out of the Managed Assets shall not be considered to be a withdrawal.

High-Water Mark: A separate High-Water Mark shall be calculated for each Tranche. High-Water Mark means the net asset value of the Managed Assets as of the close of the most recent Calculation Period for which a Performance Based Fee has been assessed (net of the Performance Based Fee paid and adjusted as described below in the event of a withdrawal) or, if the Fund has never paid a Performance Fee with respect to a given Tranche of Managed Assets, the net asset value of the Tranche of Managed Assets when it was established (adjusted as described below in the event of a withdrawal).

The High-Water Mark is calculated net of the Performance Based Fees paid to the Manager. This means that the Manager is not required to restore the amount of any prior Performance Based Fees before participating in future Outperformance of a Tranche of Managed Assets. Although the High-Water Mark for a Tranche carries forward from period to period until exceeded, the Manager is not required to “repay” any Performance Based Fee previously paid in the event the Managed Assets subsequently experiences losses.

For the avoidance of doubt, the High-Water Mark for the first Calculation Period of the Tranche pertaining to the initial Managed Assets shall be equal to the net asset value of the Managed Assets placed with the Manager, computed as described in the Fund’s registration statement. The High-Water Mark for the first Calculation Period of each subsequent Tranche shall be equal to the amount of the contribution pertaining to such Tranche. For each subsequent Calculation Period, the High-Water Mark shall be adjusted as described below.

Hurdle Rate: means a rate of return equal to 5.00% per annum for the period up to and including the month in which the Adjusted Hurdle Threshold is exceeded. The Hurdle Rate shall be adjusted proportionally for partial Calculation Periods.

Adjusted Hurdle Rate: means a rate of return equal to 7.50% per annum commencing after the Adjusted Hurdle Threshold is exceeded up to and including the month in which the Performance Fee Elimination Threshold is exceeded. The Hurdle Rate shall be adjusted proportionally for partial Calculation Periods.

SandPointe Money Manager Agreement

Hurdle Return: shall be equal to the High-Water Mark at the beginning of a Calculation Period (as adjusted in the event of a withdrawal), multiplied by the Hurdle Rate or the Adjusted Hurdle Rate, as applicable.

Underperformance: is the amount by which the net asset value of the Managed Assets attributable to a Tranche as of the date of withdrawal was less than the High-Water Mark applicable to such Tranche as of the date of withdrawal, if any.

Withdrawal Percentage: shall be equal to a fraction (expressed as a percentage), the numerator of which is the amount of a withdrawal and the denominator of which is the aggregate net asset value of the Managed Assets (or Tranche) immediately prior to such withdrawal.

Adjustment of High-Water Mark

The High-Water Mark attributable to the Managed Assets (or Tranche of Managed Assets) shall be adjusted in the case of a withdrawal as described below.

Performance Based Fees paid to the Manager as a result of a withdrawal will reduce the net asset value of the Managed Assets remaining after such withdrawal and be considered as part of such withdrawal for purposes of determining the Withdrawal Percentage.

For the avoidance of doubt, in the event of a withdrawal of a portion of a Tranche on a date other than December 31, (i) if no Performance Based Fee was paid in respect of the assets withdrawn, the High-Water Mark in respect of the remaining Managed Assets in such Tranche for the Calculation Period in which the withdrawal occurred shall be adjusted by (a) subtracting the dollar amount withdrawn; or (ii) if a Performance Based Fee was paid in respect of the assets withdrawn, the High-Water Mark in respect of the remaining Managed Assets in such Tranche for the Calculation Period immediately following the Calculation Period in which the withdrawal occurred shall be adjusted by subtracting an amount equal to the Withdrawal Percentage.

In the event of a withdrawal of a portion of a Tranche on December 31, (i) if no Performance Based Fee was paid in respect of the Tranche from which the assets were withdrawn, the High-Water Mark in respect of such Tranche for the Calculation Period immediately following the Calculation Period in which the withdrawal occurred shall be (a) the High-Water Mark for such Tranche minus (b) the dollar amount withdrawn; or (ii) if a Performance Based Fee was paid in respect of the Tranche from which the assets were withdrawn, the High-Water Mark in respect of such Tranche for the Calculation Period immediately following the Calculation Period in which the withdrawal occurred shall be the net asset value (net of the Performance Based Fee paid) of the Managed Assets remaining in such Tranche.

In the event of a complete withdrawal of a Tranche (i) on a date other than December 31, the High-Water Mark in respect of each remaining Tranche for the Calculation Period in which the withdrawal occurred shall be adjusted, or (ii) on December 31, the High-Water Mark in respect of each remaining Tranche for the Calculation Period immediately following the Calculation Period in which the withdrawal occurred, shall be adjusted, in each case, by increasing the High-Water Mark in respect of each remaining Tranche by a proportionate share (based on the Managed Assets in each remaining Tranche compared to the aggregate remaining Managed Assets in all Tranches) of the Underperformance, if any, applicable to the Tranche that was withdrawn.

SandPointe Money Manager Agreement

Reporting

The Manager shall provide to TIP and TAS the aggregate assets invested in the Strategy within ten (10) business days of the end of each calendar month. This information shall be deemed to be a record to be maintained by the Manager in accordance with the recordkeeping requirements set forth in the Agreement.

All capitalized terms used but not defined in this Schedule I shall have the meanings ascribed to them in the Agreement.